Exhibit 99.2

Intrawest Announces the Acquisition of the Remaining 50% of Blue Mountain Ski Resort

- Canada’s Third Most Visited Ski Resort -

- Allows for Immediate Cross-Marketing with Other Owned Intrawest Resorts -

DENVER, September 12, 2014 (BUSINESS WIRE) -- Intrawest Resorts Holdings, Inc. (NYSE:SNOW), a leading North American mountain resort and adventure company, today announced that it has negotiated and entered into a definitive agreement to acquire the 50% interest in Blue Mountain Ski Resort (“Blue”) that it does not already own from Blue Mountain Resorts Holdings Inc. for CAD $58.0 million.

“With this accretive acquisition we move into the next phase of growth for Intrawest as this transaction consolidates our ownership of the premier mountain resort in Ontario and provides us with greater opportunities to expand our multi-mountain pass offerings and cross-resort strategies to add value to our guests,” said Bill Jensen, CEO, Intrawest. “As a non-controlling owner we have received minimal cash distributions from Blue in the past and we expect this consolidation will result in significant incremental positive cash flow to Intrawest. In addition, this transaction will increase the Company’s economies of scale by providing greater operational leverage and opportunities for synergies through the sharing of best practices between Blue and our other resorts.”

“While Intrawest has been a partner at Blue Mountain since 1999, it is important to acknowledge founder Jozo Weider and the entire Weider Family for their contribution to the sport of skiing, the community, and the Province,” Bill continued. “Blue Mountain is a wonderful legacy to Jozo Weider’s vision and passion for our sport. On behalf of Intrawest I would like to thank Gord Canning, Chairman and Chief Executive Officer of Blue Mountain, for his leadership and commitment to that vision.”

Blue is the largest and most popular ski resort in Ontario, Canada and is conveniently located approximately 90 miles northwest of the Greater Toronto area’s approximately 5.6 million residents. The resort, which services approximately 360 skiable acres with 14 lifts and snowmaking on 93% of trails, also offers a wide range of summer amenities, including an 18-hole golf course, mountain coaster, open-air gondola, mountain biking facility, waterfront park and other summer attractions. For more information, visit www.bluemountain.ca.

The purchase price was based on a CAD $5.0 million partial payment for growth capital expenditures related to a recently completed conference center and approximately seven times fiscal 2014 EBITDA, excluding any potential synergies. The Company will finance this acquisition through incremental term loan proceeds and existing cash. The transaction is expected to close by the end of September 2014.

Intrawest acquired a 50% interest in Blue in 1999 and since that time the resort has been operated as a joint venture between the Company and Blue Mountain Resorts Holdings Inc. Intrawest does not currently anticipate making significant changes to the operations or resort personnel.

Bank of America Merrill Lynch has committed to provide debt financing to support the transaction and Blake, Cassels & Graydon LLP provided legal counsel to the Company.

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About Intrawest Resorts Holdings, Inc.

Intrawest is a North American mountain resort and adventure company, delivering distinctive vacation and travel experiences to its customers for over three decades. The Company owns interests in seven four-season mountain resorts with more than 11,000 skiable acres and over 1,140 acres of land available for real estate development. Intrawest’s mountain resorts are geographically diversified across most of North America’s major ski regions, including the Eastern United States, the Rocky Mountains, the Pacific Southwest and Canada. The Company also operates an adventure travel business, the cornerstone of which is Canadian Mountain Holidays, the leading heli-skiing adventure company in North America. Additionally, the Company operates a comprehensive real estate business through which it manages, markets and sells vacation club properties; manages condominium hotel properties; and sells and markets residential real estate. Intrawest Resorts Holdings, Inc. common stock is traded on the New York Stock Exchange (NYSE: SNOW). For more information, visit www.intrawest.com.

Forward-Looking Statements

This press release includes “forward - looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “intend”, “expect”, “estimate”, “plan”, “outlook” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including weakness in general economic conditions; lack of adequate snowfall and unfavorable weather conditions; adverse events that occur during our peak operating periods; increased competition; regulatory risks; our operational reliance on major equipment; risks associated with our acquisition of Blue and our general acquisition strategy; Steamboat’s dependence on subsidized direct air service; risks related to information technology; our potential failure to maintain the integrity of our customer or employee data; currency risks; adverse consequences of current or future legal claims; loss of key personnel; our ability to monetize real estate assets; a partial or complete loss of Alpine Helicopters’ services; the effects of climate change; our ability to successfully maintain our internal control over financial reporting; risks associated with our high levels of indebtedness; risks associated with Fortress’s ownership of a majority of our outstanding common stock and other risks described under the caption “Risk Factors” in Part II - Item 1A., “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended December 31, 2013 filed with the Securities and Exchange Commission (“SEC”) on March 17, 2014, as may be revised in our future SEC filings. We operate in a competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

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Contact:

Investor Relations

Intrawest Resorts Holdings, Inc.

(303) 749-8370

InvestorRelations@intrawest.com

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